Exhibit 10.4

AGREEMENT REGARDING INTELLECTUAL PROPERTY

AND WAIVER OF PUT OPTIONS

This Agreement Regarding Intellectual Property and Waiver of Put Options (this “Agreement”) is effective, made and entered as of June     , 2009 (the “Agreement Date”) by and between Unidym, Inc., a Delaware corporation (“Unidym”), and TEL Venture Capital, Inc., a Delaware corporation (“TEL”). All capitalized terms are defined in Article VII.

RECITALS

A. Unidym and TEL are parties to the Subscription Agreement dated as of November 11, 2008 (the “Subscription Agreement”) pursuant to, among other things, TEL has a Put A Right and Put B Right, pursuant to which TEL has the right to require that Unidym repurchase the shares of Unidym’s Series C-1 Preferred Stock held by TEL in the event that certain conditions are met.

B. Unidym has requested that TEL waive its Put A Right and Put B Right, and TEL has agreed to do so, subject to the terms and conditions set forth herein, including the transfer and license of certain intellectual property rights and a right to receive a fee on sales of certain CNT and CNT Products by Unidym and its licensees as provided hereunder.

AGREEMENT

In consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

TRANSFER OF EQUIPMENT RELATED IP

1.1 Upon the terms and subject to the conditions contained in this Agreement, Unidym shall sell, transfer, convey, assign and deliver, or cause to be sold, transferred, conveyed, assigned and delivered, to TEL on the Closing Date, and TEL shall acquire from Unidym, free and clear of any Lien, all of Unidym’s right, title and interest in and to the Equipment Related IP as set forth on Schedule 1.1; provided, however, that the Equipment Related IP shall be co-owned between the parties hereto as identified on such schedule and to the extent and subject to the conditions set forth in Section 1.6 hereof.

1.2 The closing of the Transactions (the “Closing”) shall take place at the offices of Unidym, on the Agreement Date, or at such other date (the “Closing Date”) and location as Unidym and TEL agree.

1.3 Unidym Deliveries. On the Closing Date, Unidym shall deliver to TEL the following, all of which shall be in form satisfactory to TEL:

(a) the General Assignment and Bill of Sale in substantially the form attached hereto as Exhibit 1.3(a);

(b) Assignments in substantially the form attached hereto as Exhibit 1.3(b) with respect to the patent and patent applications in the Equipment Related IP, for filing in the United States Patent and Trademark Office and its foreign counterparts;

(c) the CNT Products Materials as contemplated by Section 2.2;

(d) a copy of the resolution(s) adopted by the Unidym Board authorizing the Transactions;

(e) a letter of intent from Continental Carbon Nanotechnologies (“CCNI”) stating that, if Unidym does not meet its obligations under the CNT Supply Agreement with CCNI, CCNI would enter into discussions, in good faith, to establish a supply agreement with TEL, or TEL Affiliate;

(f) binding commitments from (i) one or more third parties to purchase shares of Unidym’s Series C-1 Preferred Stock in the amount of at least $975,000 (including any monies invested from and after April 23, 2009 in exchange for Series C-1 Preferred Stock, or the conversion into Series C-1 Preferred Stock of any monies provided as bridge loans from and after April 23, 2009 and intra-company accounts payable, up to a maximum of $100,000, by Unidym to Arrowhead accruing from and after May 13, 2009); and (ii) Arrowhead Research Corporation (“Arrowhead”) to convert to Series C-1 Preferred Stock any outstanding intra-company accounts payable by Unidym, in each case conditioned only on, and to close concurrently with, the Closing of this Agreement; and

(g) such other good and sufficient instruments of conveyance, assignment and transfer, in form and substance reasonably acceptable to TEL, as shall be effective to vest in TEL good title in its rights to the Equipment Related IP.

1.4 TEL Deliveries. On the Closing Date, TEL shall deliver to Unidym the following, all of which shall be in form satisfactory to Unidym:

(a) the General Assignment and Bill of Sale in substantially the form attached hereto as Exhibit 1.3(a).

1.5 Mutual Deliveries. On the Closing Date, the Parties shall execute and deliver such other instruments and documents as reasonably requested by the Parties to carry out and effect the purpose and intent of this Agreement.

1.6 Co-Owned Equipment Related IP. With respect to the patents and the patent applications (including provisional patent applications) in the Equipment Related IP that will be co-owned by the Parties pursuant to this Agreement (the “Co-Owned Patents”), TEL and Unidym agree as follows:

(a) TEL and Unidym shall cooperate to prosecute and maintain the Co-Owned Patents.

(b) TEL and Unidym shall share equally all costs associated with prosecuting and maintaining the Co-Owned Patents arising and incurred after the Closing Date. If either TEL or Unidym wishes to stop the payment of its share of the maintenance fees or prosecution costs associated with a Co-Owned Patent in any country, the other Party may take over the payment of such share. The Party discontinuing to pay its share shall transfer to the other Party which continues such payments, its title to, rights and interests in such Co-Owned Patents for the countries concerned. The rights of third parties under already existing licenses and agreements shall not be prejudiced.

(c) TEL shall have the sole and exclusive right, without the consent of Unidym, to file a lawsuit or otherwise enforce any action using any of the Co-Owned Patents against any TEL Competitor. Unidym shall cooperate as necessary and requested by TEL, including joining of a lawsuit. TEL shall be responsible for all costs and expenses incurred in connection with such lawsuit or action (including the reasonable costs and expenses incurred by Unidym in cooperating with TEL as requested by TEL) , and shall be entitled to any and all proceeds resulting from such lawsuit or action, without having to account to Unidym. TEL shall have the further sole and exclusive right, without the consent of Unidym, to grant a license under any of the Co-Owned Patents to any TEL Competitor and shall be entitled to any and all proceeds (whether in the form of royalties, fees, or otherwise) resulting from such license, without having to account to Unidym.

(d) Unidym shall have the sole and exclusive right, without the consent of TEL, to file a lawsuit or otherwise enforce any action using any of the Co-Owned Patents against any Unidym Competitor. Unidym shall be responsible for all costs and expenses incurred in connection with such lawsuit or action (including the reasonable costs and expenses incurred by TEL in cooperating with Unidym as requested by Unidym) , and shall be entitled to any and all proceeds resulting from such lawsuit or action, without having to account to TEL. Unidym shall have the further sole and exclusive right, without the consent of TEL, to grant a license under any of the Co-Owned Patents to any Unidym Competitor and shall be entitled to any and all proceeds (whether in the form of royalties, fees, or otherwise) resulting from such license, without having to account to TEL.

(e) Neither Party shall grant a license to, or file a lawsuit or otherwise enforce or attempt to enforce any action using any of the Co-Owned Patents against a third party that is both a TEL Competitor and a Unidym Competitor without the consent of the other Party.

(f) Except as otherwise authorized in clauses (c) and (d) above, neither Party shall grant a license, or file a lawsuit or otherwise enforce or attempt to enforce any action using any of the Co-Owned Patents without the consent of the other Party.

(g) The Parties agree to cooperate in the prosecution of any patent applications (including any provisional patent applications) of any Co-Owned Patent so that, to the extent reasonably practicable, the claims therein are divided into separate patents or patent applications, as the case may be, that would be solely owned by TEL, in the case of any patent containing only claims that are related to Equipment or Equipment Process, or solely by Unidym, in the case of any patent that has no claims that are related to Equipment or Equipment Process; provided, however, that any such division of a patent application shall be approved by both Parties. TEL agrees to assign, transfer and convey to Unidym all of its remaining rights and interest in any resulting patent or patent application that the Parties have agreed should be solely owned by Unidym, and Unidym agrees to assign, transfer and convey to TEL all of its remaining rights and interest in any resulting patent or patent application that the Parties have agreed should be solely owned by TEL, as provided hereunder. Each Party further agrees to delivery such instruments of conveyance, assignment and transfer, in form and substance reasonable acceptable to the other Party, as shall be effective to vest in the other Party good title to such patent or patent application.

(h) To the extent it can do so without breaching a contract with a third party, Unidym agree to promptly disclose to TEL any Intellectual Property related to Equipment or Equipment Process that Unidym may invent after the Closing Date. TEL shall have the right, by giving notice to Unidym no later than three months following the date of such disclosure, to elect to obtain a world-wide, perpetual, irrevocable, non-terminable, fully paid-up, non-exclusive, transferable, sublicensable right and license of such subsequently invented Intellectual Property, in which case TEL shall be responsible for the reasonable costs required to prepare, file and prosecute any patent applications and to maintain any issued patents arising from such subsequently invented Intellectual Property. In addition, TEL shall have the exclusive right of first negotiation to negotiate, for a period of six months, to convert such license into an exclusive but royalty-bearing license with respect to any such subsequently invented Intellectual Property to which TEL has taken a non-exclusive license as contemplated by the preceding sentence, by giving notice at any time prior to the three- month anniversary of the date that such patent issues, in the case of any such Intellectual Property that is patentable, or prior to the first anniversary of Unidym’s disclosure as contemplated by this clause (h), in the case of any such Intellectual Property that is not patentable. Unidym agrees not to grant any license to a third party that would be inconsistent with its ability to grant an exclusive license of any such subsequently invented Intellectual Property to TEL until such time as TEL’s right of first negotiation hereunder has expired or has been waived.

(i) TEL shall have the right to assign all or any portion of its rights in the Co-Owned Patents to a TEL Affiliate without the prior consent of Unidym.

ARTICLE II

LICENSE OF MATERIALS RELATED IP

2.1 Grant of License. Subject to the terms and conditions of this Agreement, effective as of the Closing, except for the Intellectual Property licensed to Unidym under the

License Agreements, Unidym hereby grants to TEL, a world-wide, perpetual, irrevocable, non-terminable, fully paid-up, royalty-free, non-exclusive, transferable, sublicensable right and license under all of Unidym’s rights under the CNT Products IP to make, have made, use, import, market, sell and distribute CNT Products solely in the LCD Field and the Solar Field (the “CNT Products License”).

2.2 Deliverables. At the Closing, Unidym shall deliver to TEL a copy of a document entitled “Unidym Trade Secrets LCD Ink and Film Making” (the “CNT Products Materials”) setting forth the most updated technical information and documentation, including formulas and recipes, for producing CNT Products from CNT for use in the LCD Field and, to the extent available, the Solar Field. Unidym further agrees to deliver to TEL, on no less frequent than a quarterly basis, any updated version of the CNT Products Materials to ensure that the CNT Products Materials then in TEL’s possession contains the most updated technical information and documentation then held by Unidym.

2.3 Covenant Not to Exercise Certain Rights. Notwithstanding the foregoing grant of the CNT Products License, TEL agrees that it will not exercise its rights under the CNT Products License (other than its Non-Commercial Rights), unless and until there has been a Release Event. “Release Event” shall mean any of the following:

(a) A receiver, trustee, or similar officer is appointed for the business or property of Unidym, or Unidym files a petition in bankruptcy, files a petition seeking any reorganization, makes an arrangement, composition, or similar relief under any law regarding insolvency or relief for debtors, or makes an assignment for the benefit of creditors;

(b) any involuntary petition or proceeding under bankruptcy or insolvency laws is instituted against Unidym and not stayed, enjoined, or discharged within 60 days;

(c) any similar or analogous proceedings or event to those in clauses (a) to (b) above occurs in respect of Unidym within any jurisdiction outside the USA;

(d) Unidym ceases to carry on its Inks/Films Business;

(e) Unidym takes any action to liquidate and dissolve; or

(f) Unidym generally fails to pay its debts and obligations when due (after taking into account any cure periods) in the ordinary course of its business;

provided, that in the case of a Release Event described in clauses (d) and (f) above, no Release Event shall be deemed to have occurred unless and until such determination has been made pursuant to the following procedures:

(x) TEL shall send a notice to Unidym indicating its good faith belief that such a Release Event has occurred, together with any supporting evidence;

(y) Unless within 10 Business Days after the date of such notice TEL receives a counter-notice in writing from Unidym stating that in its view no such Release

Event has occurred, together with any supporting evidence, or, if appropriate, that the event or circumstance giving rise to the Release Event has been rectified as shown by documentation in support thereof, the Release Event shall deemed to have occurred; and

(z) If TEL receives such a counter-notice within the 10 Business Day period set forth above, TEL and Unidym agree to discuss in good faith a resolution to the issue of whether or not a Release Event has occurred and remains unrectified. If the parties are not able to resolve their dispute regarding whether or not such a Release Event has occurred within 90 days after the date of such counter-notice, either Party may invoke the dispute resolution procedure set forth in Section 8.9(c) hereof;

Notwithstanding the foregoing, upon (a) Unidym achieving Net Sales of CNT Related Products of $10 million or more during a 12-month period; or (b) the acquisition of a controlling interest in Unidym by a well-capitalized chemical, materials or similar company with the capacity and strategic goal to engage in the Inks/Films Business, as determined by TEL in its reasonable discretion, the CNT Products License shall be deemed to have been revised to be limited to the Non-Commercial Rights only, and the occurrence of a Release Event at any time thereafter shall have no effect on the scope of the CNT Products License.

2.4 Assignment to TEL Affiliate. TEL shall have the right to assign all or any portion of the licensed rights granted pursuant to this Article II to a TEL Affiliate without the prior consent of Unidym.

2.5 Confidentiality. TEL agrees to maintain in confidence and not to disclose to any third party the CNT Products Materials, other than to its employees or contractors (or those of a TEL Affiliate or a permitted sublicensees or assignees, if any) who need to know the same in order to use the CNT Products Materials within the scope of the CNT Products License or for any other purpose authorized in writing by Unidym. In the event that CNT Products Materials is disclosed to TEL’s employees or contractors (or those of its Affiliates and permitted sublicensees or assignees), TEL shall ensure that they are bound by the same confidentiality obligations as are contained in this Section 2.5. The foregoing obligation shall not apply to:

(a) Information that is known to TEL or a TEL Affiliate prior to the time of disclosure to TEL, as evidenced by written records;

(b) Information disclosed to TEL by a third party that has no obligation to maintain the confidentiality thereof;

(c) Information that is independently developed by TEL or one of its Affiliates without the use of the CNT Products Materials;

(d) Information that becomes part of the public domain through no fault of TEL or a breach of the confidentiality obligations set forth herein; or

(e) Information that is required to be disclosed by order of a Governmental Entity, provided that TEL shall use its commercially reasonable efforts to notify Unidym prior to the disclosure of such information and, if requested by Unidym, cooperate with Unidym to seek to obtain confidential treatment of such information by such Governmental Entity.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF UNIDYM

Unidym represents and warrants to TEL as follows:

3.1 Organization of Unidym. Unidym is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Unidym has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

3.2 Authority.

(a) Unidym has all requisite corporate power and authority to enter into this Agreement, and each other agreement, certificate or document contemplated thereby or hereby (collectively with the Agreement, the “Transaction Agreements”) to which it is or will be a party and to consummate the Transactions. Unidym’s Board of Directors has approved the Transaction Agreements to which it is or will be a party and the Transactions. The execution, delivery and performance by Unidym of this Agreement and the other Transaction Agreements to which it is or will be a party and the consummation by Unidym of the Transactions have been duly authorized by all necessary corporate action on the part of Unidym and no further action is required on the part of Unidym to authorize the Transaction Agreements to which it is or will be a party and the Transactions. The approvals of Unidym’s Board of Directors have not been revoked, rescinded or amended.

(b) This Agreement has been, and each of the other Transaction Agreements to which Unidym is a party will be at the Closing Date, duly executed and delivered by Unidym and, assuming the due authorization, execution and delivery by the other parties hereto and thereto (other than Unidym), this Agreement constitutes, and in the case of such Transaction Agreements they will at the Closing Date constitute, valid and binding obligations of Unidym, enforceable against Unidym in accordance with their respective terms, except as such enforceability may be subject to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

3.3 No Conflict. The execution and delivery by Unidym of this Agreement and each other Transaction Agreement to which Unidym is a party, and the consummation of the Transactions, do not and will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or result in the creation of any lien upon any of Unidym’s properties or assets (tangible or intangible) under (i) any provision of Unidym’s Certificate of Incorporation, By-Laws or other organizational documents of Unidym, (ii) any material contract to which Unidym is a party or to which it or any of its properties or assets (whether tangible or intangible) is subject or bound, or (iii) any law applicable to Unidym or any of its properties or assets (whether tangible or intangible), except, in the case of (ii) or (iii), for such conflicts, violations or defaults as would not individually or in the aggregate reasonably be expected to be material to Unidym’s ability to consummate the Transactions to which they are a party in a timely manner.

3.4 Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, or notice to any Governmental Entity, is required by, or with respect to, Unidym in connection with the execution and delivery of this Agreement and the other Transaction Agreements to which Unidym is a party or the consummation of the Transactions.

3.5 Solvency.

(a) Unidym has not, at any time, (i) made a general assignment for the benefit of creditors, (ii) filed, or had filed against it, any bankruptcy petition or similar filing, (iii) suffered the attachment or other judicial seizure of all or a substantial portion of its assets, (iv) admitted in writing its inability to pay its debts as they become due, or (v) been convicted of, or pleaded guilty or no contest to, any felony.

(b) Unidym is not insolvent.

3.6 Absence of Liens.

(a) Unidym has good and valid title to all of the Equipment Related IP, free and clear of any Liens.

3.7 Intellectual Property.

(a) The Equipment Related IP constitutes all of the Intellectual Property rights owned by Unidym that relate to Equipment or Equipment Process, and Unidym has the right to transfer such Equipment Related IP to TEL as contemplated hereunder.

(b) All of the Equipment Related IP is exclusively owned by Unidym, and no other Person has any rights therein. Except for the licenses granted pursuant to the joint development agreements with Samsung Electronics and LG Display, Unidym has not granted a license or similar right (including a covenant not to sue), or agreed to grant such a license or similar right, to any third party of any of the Equipment Related IP. To Unidym’s Knowledge, the Equipment Related IP was created solely by employees of Unidym acting within the scope of their employment, or by third parties, all of which employees and third parties have validly and irrevocably assigned all of their rights, including Intellectual Property rights therein, to Unidym.

(c) Unidym has no Knowledge of any facts, circumstances or information that would render any Equipment Related IP invalid or unenforceable or would adversely affect any pending application for any Registered Intellectual Property included in the Equipment Related IP. All necessary registration, maintenance and renewal fees in connection with such Registered Intellectual Property have been paid.

(d) Unidym has taken commercially reasonable measures consistent with industry standards to protect the proprietary nature of the Equipment Related IP and to maintain in confidence all trade secrets and confidential information included in the Equipment Related IP.

(e) The CNT Products Materials contain the most recently updated technical information and documentation held by Unidym that relates to the CNT Products IP, and is sufficient to enable TEL to exercise all of its rights under the CNT Products License in the LCD Field and, to the extent available, the Solar Field. The CNT Products IP constitutes all of the Intellectual Property rights owned or licensed by Unidym that relate to the production of CNT Products from CNT for use in the LCD Field.

3.8 Litigation. There is no material action, suit or proceeding of any nature pending or, to Unidym’s Knowledge, threatened against Unidym or any of their respective properties and Unidym is not subject to any outstanding order of any Governmental Entity that, in either case, would be reasonably likely, individually or in the aggregate, to (a) prevent or materially delay the consummation of the Transactions, (b) otherwise prevent or materially delay performance by Unidym of any of their material obligations under this Agreement, or (c) which would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, properties, liabilities, obligations, financial condition, operations or results of operations of Unidym.

3.9 Brokers’ and Finders’ Fees. Unidym has not incurred, or will incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any of the other Transactions.

3.10 Representations Exclusive. Except for the representations and warranties expressly set forth in this Article III or any certificates furnished by Unidym or an officer of the Unidym pursuant to this Agreement, neither Unidym nor any other Person makes any express or implied representations or warranties on behalf of Unidym.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES BUYER

TEL represents and warrants to Unidym as follows:

4.1 Organization of TEL. TEL is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. TEL has the full power and authority to own its properties and to carry on its business as now being conducted.

4.2 Authority.

(a) TEL has all requisite power and authority to enter into this Agreement and the other Transaction Agreements to which it is a party and to consummate the Transactions. The Board of Directors of TEL has approved the Transaction Agreements to which it is or will be a party and the Transactions. The execution and delivery of this Agreement and the other Transaction Agreements to which TEL is a party and the consummation of the Transactions have been duly authorized by all necessary action on the part of TEL. The approvals by TEL’s Board of Directors have not been revoked, rescinded or amended.

(b) This Agreement has been, and each of the other Transaction Agreements to which TEL is a party will be at the Closing Date, duly executed and delivered by TEL and, assuming the due authorization, execution and delivery by the other parties hereto and thereto (other than TEL), this Agreement constitutes, and in the case of the other Transaction Agreements they will at the Closing Date constitute, valid and binding obligations of TEL, enforceable against TEL in accordance with their respective terms, except as such enforceability may be subject to applicable bankruptcy, reorganization, insolvency, moratorium and similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

4.3 No Conflict. The execution and delivery by TEL of this Agreement and the other Transaction Agreements to which either is a party, and the consummation of the Transactions, do not and will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (i) any provision of the TEL Certificate of Incorporation or TEL’s By-Laws, (ii) any material contract to which TEL is a party or to which it or any of its properties or assets (whether tangible or intangible) is subject or bound, or (iii) any Law applicable to TEL or any of its properties (whether tangible or intangible) or assets, except, in the case of (ii) or (iii), for such conflicts, violations or defaults as would not individually or in the aggregate reasonably be expected to be material to TEL’s ability to consummate the Transactions to which they are a party in a timely manner.

4.4 Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity, is required by or with respect to TEL in connection with the execution and delivery of this Agreement and the other Transaction Agreements by TEL or the consummation by TEL of the Transactions.

4.5 Litigation. There is no material action, suit or proceeding of any nature pending or, to the Knowledge of TEL, threatened, against TEL or any of their respective properties and TEL is not subject to any outstanding order of any Governmental Entity that, in either case, would be reasonably likely, individually or in the aggregate, to (a) prevent or materially delay the consummation of the Transactions, (b) otherwise prevent or materially delay performance by TEL of any of their material obligations under this Agreement, or (c) which would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, properties, liabilities, obligations, financial condition, operations or results of operations of TEL.

4.6 Brokers’ and Finders’ Fees. TEL has not incurred, nor will incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any of the other Transactions.

ARTICLE V

ADDITIONAL COVENANTS

5.1 Amendment and Waiver of Put Rights.

(a) Subject to the terms and conditions set forth herein, and effective on the Closing Date, TEL and Unidym agree to amend Section 5 of the Subscription Agreement as follows:

(i) Section 5.1(a) of the Subscription Agreement is amended to read as follows in its entirety:

“Notice. In the event that the Company and the Investor do not enter into a joint development agreement by July 31, 2009, the Investor shall have until 5:00 p.m. (California Time) on August 31, 2009 (such time, the “Put A Deadline”), to deliver a written notice to the Company (the “Put A Notice”), requesting that the Company repurchase all (but no less than all) of the Shares then held by the Investor that were purchased under this Agreement or issued under Section 4 hereof, as applicable. The Investor shall have no rights under this Section 5.1 in the event that (i) the Company and the Investor enter into a joint development agreement by July 31, 2009, or (ii) the Investor fails to deliver a Put A Notice to the Company by the Put A Deadline.”

(ii) Section 5.2(a) of the Subscription Agreement is amended to read as follows in its entirety:

“Notice. In the event that the Company has failed to achieve the Cash Flow Requirement (as defined below) by July 31, 2009, the Investor shall have until 5:00 p.m. (California Time) on August 31, 2009 (such time, the “Put B Deadline”), to deliver a written notice to the Company (the “Put B Notice”), requesting that the Company repurchase all (but no less than all) of the Shares then held by the Investor that were purchased under this Agreement. The Investor shall have no rights under this Section 5.2 in the event that (i) the Company has achieved the Cash Flow Requirement by July 31, 2009, or (ii) the Investor fails to deliver a Put B Notice to the Company by the Put B Deadline. “Cash Flow Requirement” shall mean the receipt by the Company of cash proceeds of at least $7,000,000 during the period from the date of this Agreement through July 31, 2009 from any combination of (i) the sale by the Company of any equity securities of the Company (other than the sale of the Shares); (ii) the sale or license by the Company of some or all of its assets and/or business operations in materials for anti-static polymers and other applications such as carbon fibers; (iii) the sale by the Company of its shares in Nanoconduction, Ensysce Biosciences, or Nexeon MedSystems; or (iv) net cash flow from the Company’s operations during such period (it being understood that if such net cash flow is negative, then the amount for purposes of this clause (iv) shall be zero).”

(b) Subject to the terms and conditions set forth herein, and effective only from and after the Funding Date, TEL agrees to waive forever its Put A Right and its Put B Right with respect to any shares of Unidym’s Series C-1 Preferred Stock held by TEL as of the Funding Date. The term “Funding Date” shall mean the date that Unidym has notified TEL that Unidym has received at least $1,500,000 after the Closing Date from purchasers of shares of its Series C-1 Preferred Stock (after including the amounts described in Section 1.3(f) hereof), together with evidence reasonably satisfactory to TEL showing that such amount has been received by Unidym. The agreement of TEL to waive its Put A Right and its Put B Right set forth in this Section 5.1(b) shall be null and void if the Funding Date has not occurred on or before July 31, 2009.

5.2 Exclusivity. For a period of ten (10) years from the date of closing, TEL shall have the exclusive right to work with Unidym to develop Equipment and accordingly, Unidym agrees that during such period it shall not, either independently or jointly with a party other than TEL or a TEL Affiliate designated by TEL undertake to, or authorize or subcontract a party other than TEL Affiliate to, design, exchange specifications or other confidential information relating to, conduct trials or other tests, or otherwise develop, market or sell such Equipment (including Equipment Process), or agree to or enter into any discussions with respect to any of the above. Nothing herein is intended to limit the activities of TEL with regard to the Equipment, Equipment Process, or CNT Products.

5.3 Fee on Sales.

(a) TEL shall be entitled to receive a fee (the “CNT Fee”) equal to two percent (2%) of Net Sales of CNT Related Products on a worldwide basis for a period of ten years from the date of first sale of CNT or CNT Products for the LCD Field or the Solar Field, or until terminated in accordance with Section 5.3(k) below (such period being the “Fee Period”), regardless of whether the CNT or CNT Products are used in Equipment manufactured by TEL Affiliate and regardless of whether the CNT or CNT Products are distributed by TEL.

(b) Unidym shall deliver to TEL within forty-five (45) days after the end of each calendar quarter, any part of which is within the Fee Period, a written report, certified by the chief financial officer of Unidym and setting forth in reasonable detail the calculation of the CNT Fee due to TEL for such calendar quarter pursuant to this Section 5.3, including, without limitation:

(i) Net Sales of CNT Related Products, indicating separate totals by seller (i.e. listing separately sales by Unidym and, to the extent applicable, any assignee, Affiliates and any Inks Licensee), the type of CNT or CNT Product sold, whether the CNT or CNT Products are for use in the LCD Field or Solar Field, customer, and country in which the sales occurred; and

(ii) Calculation of the amount of the CNT Fee payable pursuant to this Section 5.3.

(c) Unidym shall accompany each report under Section 5.3(b) with the payment of the CNT Fee due to TEL hereunder. If no amounts are due to TEL for any reporting period, the report shall so state.

(d) Unidym shall maintain, and cause any assignee, Affiliates and Inks Licensees, as applicable, to maintain, complete and accurate books and records that enable the CNT Fee to be verified. The records for each calendar quarter shall be maintained for five (5) years after the submission of each report under Section 5.3(b) .

(e) Upon reasonable prior notice to Unidym or any of its assignees, Affiliates or Inks Licensees, as applicable, TEL or its appointed accountants shall have access to such books and records relating to the calculation of Net Sales of CNT Related Products as necessary to conduct a review or audit of Net Sales of CNT Related Products. Such access shall be available to TEL not more than once each calendar year during the Fee Period, during normal business hours, and once a year for five years after the end of the Fee Period.

(f) If an audit of Unidym’s or an assignee’s, Affiliate’s, or Inks Licensee’s records, as the case may be, indicate that Unidym has underpaid the CNT Fees by five percent (5%) or more, Unidym shall pay the costs and expenses incurred by TEL and its accountants, if any, in connection with the review or audit.

(g) Unidym shall have its financial statements audited by nationally or regionally recognized qualified auditors on an annual basis during the Fee Period, and will deliver a copy of such audited financial statements and any accompanying auditor’s report to TEL within ninety (90) days after the end of each of Unidym’s fiscal years, any part of which are within the Fee Period.

(h) All payments of the CNT Fee to TEL shall be made in United States dollars. If Unidym receives revenues from Net Sales of CNT Related Products in a currency other than United States dollars, revenues shall be converted into United States dollars at the conversion rate for the foreign currency used by Unidym’s bank on the day the bank credits such funds to Unidym’s account.

(i) Amounts that are not paid when due hereunder shall accrue interest from the due date until paid, at a rate equal to one and one-half percent (1.5%) per month (or the maximum allowed by law, if less).

(j) TEL shall have the right to assign its right to receive the CNT Fee to a TEL Affiliate without the prior consent of Unidym.

(k) If the Parties enter into a definitive agreement with regard to the JDP as contemplated by Section 5.7 below, the Parties intend that the terms of that agreement (including the payment of fees contemplated thereunder) will supersede the CNT Fee payable under Section 5.3(a), and Unidym’s obligation to pay the CNT Fee shall cease.

5.4 Certain Notifications. Unidym agrees that it will use its best efforts to provide TEL with at least thirty (30) days prior written notice before Unidym takes any action (a) to cease to carry on its CNT related business; or (b) with respect to any Release Event described in Section 2.3(a) or 2.3(e), and, after providing such notice and if requested by TEL, to negotiate in good faith for such thirty day period (or such longer period as the Parties may agree) with respect to a possible acquisition by TEL or TEL Affiliate of all or a portion of the assets of Unidym, or all or a portion of the outstanding stock of Unidym.

5.5 License Agreements. To the extent it can do so without breaching a contract with a third party, Unidym and TEL hereby agree to negotiate in good faith from the closing date through December 31, 2009 a sublicense under the License Agreements for all Intellectual Property rights thereunder necessary for the Inks/Films Business. At a minimum, if requested by TEL, Unidym agrees to grant to TEL a sublicense with respect to such intellectual property rights that conforms to the requirements of an authorized sublicense under the License Agreements, if any, subject to the approval of the licensor thereunder. Any additional terms and conditions would be subject to further negotiation between the Parties, as well as to the approval of the licensor thereunder. If requested by TEL, Unidym agrees in good faith to seek the approval of the licensor for each such sublicense as required under the respective License Agreement such that, (a) in the event the License Agreement is terminated, the licensor will continue to recognize and honor the sublicensed rights of TEL; and (b) to the extent obtainable, TEL shall have the right to assign its rights under such sublicense to a TEL Affiliate without the prior consent of the licensor.

5.6 CNT Production. Unidym agrees that IF (a) it fails to complete the “Second Phase Closing” as defined in the Asset Purchase Agreement between Unidym and CCNI dated April     , 2009 by no later than August 31, 2009; or (b) at any time after entering into a definitive CNT Supply Agreement, Unidym exercises its right to terminate such agreement based on a material breach by CCNI of its obligations thereunder (such as the obligation to produce CNT that meets the specifications required to support the development, sale and use of the Equipment, or to produce such CNT in sufficient quantity to support the development, sale and use of the Equipment); AND, in each case, (i) Unidym fails within thirty (30) days thereafter to present to TEL a financially viable plan by Unidym to manufacture CNT on its own, and (ii) CCNI and TEL are unable to agree, prior to the end of such thirty (30) day period, upon the terms and conditions of a new contract manufacturing agreement pursuant to which CCNI would supply CNT to TEL and/or a TEL Affiliate; THEN, Unidym agrees, upon the request of TEL, to grant to TEL, a world-wide, perpetual, irrevocable, non-terminable, fully paid-up, royalty-free, non-exclusive, transferable, sublicensable right and license under all of Unidym’s Intellectual Property rights (excluding a sublicense of any third party Intellectual Property licensed to Unidym under the License Agreements) to make, have made, use, import, market, sell and distribute CNT solely in the LCD Field and the Solar Field, and further agrees to transfer to TEL any and all know-how, technical information and documentation, including formulas and recipes, reasonably necessary and useful for producing CNT for use in the LCD Field and the Solar Field.

5.7 Joint Development Program. Unidym and TEL hereby agree to negotiate in good faith from the Closing Date through September 30, 2009 with respect to a joint development program (“JDP”) to develop the Equipment. Under the JDP:

(a) Unidym agrees to work exclusively with TEL (or a TEL Affiliate designated by TEL, the “TEL JDP Partner”) for four years to develop the Equipment, subject to the Parties meeting certain agreed upon objectives and milestones;

(b) Any invention arising out of the JDP, including all intellectual property rights thereto (hereafter, collectively, “JDP Intellectual Property”) shall be handled as follows:

(i) Any Equipment-related JDP Intellectual Property that is developed solely by the TEL JDP Partner, or jointly by both Parties, would be owned by the TEL JDP Partner.

(ii) Any Equipment-related JDP Intellectual Property developed solely by Unidym would be owned by Unidym, subject to an exclusive license to TEL JDP Partner for a period to be determined in the final JDP agreement, with the right to assign such license to any TEL Affiliate without the prior consent of Unidym.

(iii) Any JDP Intellectual Property related to the Equipment Process, whether developed solely by one of the Parties or jointly by the Parties, would be jointly owned by the TEL JDP Partner and Unidym, subject to a covenant that Unidym will not license any such jointly owned JDP Intellectual Property to a TEL Competitor.

(c) TEL JDP Partner (or any TEL Affiliate designed by it) would have the right to distribute CNT Products on a worldwide basis, with the exclusive right to distribute the CNT Products to manufacturers of liquid crystal displays and thin film solar panels in Japan for a period to be agreed upon by the Parties.

(d) TEL JDP Partner would be entitled to receive a fee, as compensation for its development activities under the JDP, equal to two percent (2%) of Net Sales of CNT Related Products on a worldwide basis for a period of ten years from the date of first sale of CNT or CNT Products in the LCD Field or the Solar Field, regardless of whether the CNT or CNT Products are used in Equipment manufactured by a TEL Affiliate and regardless of whether the CNT or CNT Products are distributed by a TEL Affiliate.

ARTICLE VI

INDEMNIFICATION, ETC.

6.1 Survival of Representations, Warranties and Covenants. The respective agreements and obligations of TEL and Unidym contained in this Agreement, any Transaction Agreement or in any certificate, document or other instrument delivered pursuant to or in connection herewith or therewith shall survive the execution and delivery of this Agreement or any such Transaction Agreement, any investigation by or on behalf of any party hereto. Any investigation or other examination that may have been made by any party seeking indemnification under this Agreement on or before the Closing Date shall not limit, diminish or in any way affect the representations and warranties of TEL or Unidym, as the case may be, set forth in this Agreement, any Transaction Agreement or any certificate, document or other instrument delivered pursuant to or in connection herewith or therewith, and such party may rely on such representations, warranties and covenants irrespective of any information obtained by such party by any investigation, examination or otherwise.

6.2 Indemnification.

(a) Subject to the terms and conditions of this Article VI, Unidym shall indemnify, defend and hold harmless TEL and each of its respective officers, directors, employees, members, agents and Affiliates (the “TEL Group”) against any and all claims, losses, liabilities, damages, deficiencies, interest and penalties, costs and expenses, including reasonable attorneys’ fees and expenses, and expenses of investigation and defense (hereinafter individually a “Loss” and collectively “Losses”) incurred or suffered by any member of the TEL Group, directly or indirectly, as a result of:

(i) the breach of any representation or warranty of Unidym set forth herein or in any related certificate delivered pursuant to this Agreement; or

(ii) any failure by Unidym to perform, fulfill or comply with any covenant set forth in this Agreement required to be performed.

(b) Subject to the terms and conditions of this Article VI, TEL shall indemnify, defend and hold harmless Unidym and its respective officers, directors, employees, members, agents and Affiliates (the “Unidym Group”), against any and all Losses incurred or suffered by any member of the Unidym Group, directly or indirectly, as a result of:

(i) any misrepresentation or breach of a warranty of TEL set forth herein or in any certificate, document or other instrument delivered pursuant to or in connection with this Agreement; or

(ii) any failure by TEL to fully perform, fulfill or comply with any covenant or agreement set forth herein or in any certificate, document or other instrument delivered pursuant to or in connection with this Agreement.

6.3 Indemnification Procedures.

(a) Unidym, on behalf of any member of the Unidym Group that is seeking indemnification under Section 6.2 hereof, or TEL, on behalf of any member of the TEL Group that is seeking indemnification under Section 6.2 hereof (each such Person of the Unidym Group and the TEL Group seeking indemnification, an “Indemnified Party”) shall give prompt written notice (the “Notice of Claim”) of any Loss in respect of which the Indemnified Party has a right to indemnity under Section 6.2 hereof, (A) in the case of a Notice of Claim by Unidym, to TEL or (B) in the case of a Notice of Claim by TEL, to Unidym (each such Person from whom indemnification is sought, the “Indemnifying Party”), and the Notice of Claim shall specify in reasonable detail the nature of the Loss for which indemnification is sought, the section or sections of this Agreement to which the Notice of Claim relates and the amount of the Loss involved (or, if not determinable, a reasonable good faith estimate of the amount of the Loss involved); provided, however, that no delay or failure on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder, except to the extent that the Indemnifying Party clearly demonstrates that the defense of any third party suit, action or proceeding has been materially prejudiced by the Indemnified Party’s failure to give such notice. Any Notice of Claim to be given by or to, as the case may be, any member of the Unidym Group under this Section 6.3 hereof shall be given by or to, as the case may be, Unidym. Any Notice of Claim to be given by or to, as the case may be, any member of the TEL Group under this Section 6.3 hereof shall be given by or to, as the case may be, TEL.

(b) If such Notice of Claim relates to any claim, suit, action, cause of action suit or proceeding by a third party, the Indemnifying Party may upon written notice given to the Indemnified Party within twenty (20) days of the receipt by the Indemnifying Party of such Notice of Claim, assume control of the defense of such action, suit or proceeding with counsel reasonably satisfactory to Indemnified Party. If the Indemnifying Party does not so assume control of such defense, the Indemnified Party shall have the right to control such defense. The party not controlling such defense may participate therein at its own expense.

(c) Neither the Indemnifying Party nor any Indemnified Party shall agree to any settlement of any claim, suit, action, cause of action suit or proceeding without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed. For purposes hereof, a party’s withholding of its consent to any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to all Persons who are members of the group represented by the Indemnified Party of a complete irrevocable release from all liability in respect to such claim or litigation or which requires action (or limits action) other than the payment of money that would be considered to be Losses under this Agreement shall be deemed to be reasonable.

ARTICLE VII

DEFINITIONS, CONSTRUCTION, ETC.

(a) Definitions. For purposes of this Agreement:

“Affiliate” shall mean, with respect to the Person to which it refers, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person.

“Agreement” shall have the meaning set forth in the Preamble.

“Agreement Date” shall have the meaning set forth in the Preamble.

“Business Day” shall mean any weekday of the year on which national banking institutions in the State of California are open to the public for conducting business and are not required to close.

“CCNI” means Continental Carbon Nanotechnologies, Inc.

“Closing” shall have the meaning set forth in Section 1.2.

“Closing Date” shall have the meaning set forth in Section 1.2.

“CNT” means custom opto-electronics grade carbon nanotubes used in producing CNT Products.

“CNT Fee” shall have the meaning set forth in Section 5.3(a).

“CNT Products” means CNT-based transparent conductive films, or inks used to create films, for application as transparent electrodes in liquid crystal displays and thin film solar cells.

“CNT Products IP” means all Intellectual Property held by Unidym that relates to the production of CNT Products from CNT, including without limitation, the patents and patent applications set forth in Schedule 7 attached hereto and the disclosures set forth in the CNT Products Materials.

“CNT Products License” shall have the meaning set forth in Section 2.1.

“CNT Products Materials” shall have the meaning set forth in Section 2.2.

“CNT Supply Agreement” means a preferred contract manufacturing agreement proposed to be entered into between Unidym and CCNI for the production and supply of CNT by CCNI to Unidym.

“Co-Owned Patents” shall have the meaning set forth in Section 1.6.

“Court” shall have the meaning set forth in Section 8.9(b).

“Equipment” means equipment designed for use by manufacturers of liquid crystal displays and/or designed for use by manufacturers of solar panels for the deposition of CNT or CNT Products on liquid crystal displays and solar panels, respectively, including for purposes of clarification, the fabrication of CNT or CNT Products on glass for use on solar panels.

“Equipment Related IP” means the Intellectual Property related to Equipment and the Equipment Process and described in Schedule 1.1 hereto.

“Equipment Process” means any method or process relating to the deposition, deposit or coating of CNT or CNT Products on any substrate materials used in the manufacturing or production of liquid crystal displays or solar panels (including, for purposes of clarification, any method or process to fabricate CNT or CNT Products on glass for use on solar panels).

“Fee Period” shall have the meaning set forth in Section 5.3(a).

“Governmental Entity” shall mean any court, administrative agency or commission or other federal, state, county, local or foreign governmental authority, instrumentality, agency or commission.

“Indemnified Party” shall have the meaning set forth in Section 6.3(a).

“Indemnifying Party” shall have the meaning set forth in Section 6.3(a).

“Inks/Films Business” means the business consisting of the manufacture, production and distribution of CNT Products for use in the LCD Field and the Solar Field.

“Inks Licensee” shall mean any third party licensee of the Intellectual Property of Unidym that, in connection with such license, receives any of Unidym’s know how for making CNT Products.

“Intellectual Property” shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States, international and foreign patents and applications therefore and all reissues, divisions, divisionals, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and all patents, applications, documents and filings claiming priority to or serving as a basis for priority thereof; (ii) all inventions (whether or not patentable), invention disclosures, improvements, trade secrets, proprietary information, know-how, computer software programs (in both source code and object code form), technology, business methods, technical data and customer lists, tangible or intangible proprietary information, and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefore, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefore throughout the world; (v) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefore throughout the world; (vi) all databases and data collections and all rights therein throughout the world; (vii) all moral and economic rights of authors and inventors, however denominated, throughout the world; (viii) all Web addresses, sites and domain names and numbers; and (ix) any similar or equivalent rights to any of the foregoing anywhere in the world.

“JDP” shall have the meaning set forth in Section 5.7.

“JDP Intellectual Property” shall have the meaning set forth in Section 5.7(b).

“Knowledge” (including any derivation thereof such as “Known” or “Knowing”) shall mean, the actual (and not constructive or imputed) knowledge of (i) with respect to Unidym, any officers or directors, including John Miller and Mary-Beth Miller and (ii) with respect to TEL, the President and Vice President.

“LCD Field” means the field of nanotechnology using CNT Products for application as transparent electrodes in liquid crystal displays.

“License Agreements” means any license agreement between Unidym and any third party pursuant to which such third party’s Intellectual Property rights are licensed to Unidym.

“Lien” shall mean any lien, pledge, mortgage, deed of trust, security interest, claim, lease, license, charge, option, right of first refusal, easement, restriction, reservation, servitude, proxy, voting trust or agreement, transfer restriction under any stockholder or similar agreement, or encumbrance of any nature whatsoever, and except for Liens for Taxes not yet due and payable and such imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use of the property subject thereto or affected thereby.

“Loss” or “Losses” shall have the meaning set forth in Section 6.2(a).

“Net Sales of CNT Related Products” means all amounts received by: (1) Unidym, or any assignee or Affiliate thereof, from the sale of CNT Products for use in the LCD Field or the Solar Field; (2) Unidym, or any assignee or Affiliate thereof, from the sale of CNT if the CNT is not sold to an Inks Licensee and is used to make CNT Products for use in the LCD or the Solar Field; and (3) any Inks Licensee from the sale of CNT Products for use in the LCD Field or the Solar Field, net of any (a) discounts, refunds, credits, or returns and, (b) to the extent separately stated on purchase orders or other documents of sale, sales, consumption, VAT or other taxes and charges for delivery and insurance. For the avoidance of doubt, CCNI shall not be considered an assignee of Unidym for purposes of calculating Net Sales of CNT Related Products, unless and until Unidym receives, or obtains the right to receive, consideration from CCNI in exchange for Unidym enabling or otherwise permitting CCNI to sell CNT or CNT Products to a Person other than Unidym.

“Non-Commercial Rights” means the rights under the CNT Products License to use the CNT Products IP solely in connection with trials, tests and other related, non-commercial activities in the course of developing the Equipment and/or Equipment Process.

“Notice of Claim” shall have the meaning set forth in Section 6.3(a).

“Party” means either Unidym or TEL as the context requires, and “Parties” shall mean both Unidym and TEL.

“Person” shall mean any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Entity or other entity.

“Put A Right” shall mean the Put A Right as defined in Section 5.1 of the Subscription Agreement.

“Put B Right” shall mean the Put B Right as defined in Section 5.2 of the Subscription Agreement.

“Registered Intellectual Property” shall mean all United States, international and foreign: (i) patents and patent applications (including utility patents, business method patents, design patents, utility model patents, non-provisional patent applications, provisional patent applications, utility model patent applications, and design patent applications) and all reissues, divisions, divisionals, renewals, extensions, counterparts, continuations and continuations-in-part thereof, and all patents, applications, documents and filings claiming priority thereto or serving as a basis for priority thereof; (ii) registered trademarks, service marks, applications to register trademarks, applications to register service marks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; (iv) domain name registrations and Internet number assignments; and

(v) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Entity.

“Release Event” shall have the meaning set forth in Section 2.3.

“Solar Field” means the field of nanotechnology using CNT Products for application as transparent electrodes in thin film solar cells.

“Subscription Agreement” shall have the meaning set forth in the Recitals.

“TEL” shall have the meaning set forth in the recitals.

“TEL Affiliate” shall mean TEL or an Affiliate of TEL, as the context requires.

“TEL Competitor” means any third party that either directly or through an Affiliate manufactures or sells equipment for the manufacture of semiconductors, solar panels and/or flat panel displays or that uses such third party’s equipment.

“TEL Group” shall have the meaning set forth in Section 6.2(a).

“TEL JDP Partner” shall have the meaning set forth in Section 5.7.

“Transaction Agreements” shall have the meaning set forth in Section 3.2(a).

“Transactions” shall mean the transactions contemplated by this Agreement and the other Transaction Agreements to which the Unidym is or will be a party.

“Unidym” shall have the meaning set forth in the Preamble.

“Unidym Competitor” means any third party that either directly or through an Affiliate manufactures or sells CNT or CNT Products.

“Unidym Group” shall have the meaning set forth in Section 6.2(b).

(b) Construction.

(i) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(ii) Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(iii) The words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(iv) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement, and Exhibits and Schedules to this Agreement.

(v) The phrase “made available” or “provided to” as used in this Agreement in reference to the delivery of documents or copies of documents to a party shall mean the provision of documents in the Data Room.

ARTICLE VIII

GENERAL PROVISIONS

8.1 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given if properly addressed: (i) if delivered personally, by commercial delivery service or by facsimile (with acknowledgment of a complete transmission), on the day of delivery; or (ii) if delivered by registered or certified mail (return receipt requested), three Business Days after mailing; or (iii) if delivered by first class mail, three Business Days after mailing. Notices shall be deemed to be properly addressed to any party hereto if addressed to the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to TEL, to:

TEL Venture Capital, Inc.

2953 Bunker Hill Lane, Suite 300

Santa Clara, CA 95054

Attention: Tetsuo Hirose

Phone: 408-566-4403

Facsimile: (408) 566-4410

(b)	if to the Unidym, to:

Unidym, Inc.

1244 Reamwood Drive

Sunnyvale, CA

Attention: Mark Tilley

Phone: 650-462-1935

Facsimile: 650-462-1939

8.2 Entire Agreement. This Agreement, the Schedules and Exhibits hereto, and the documents and instruments and other agreements among the parties hereto referenced herein constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior written and oral agreements and understandings, and all contemporaneous oral agreements and understandings, among the parties with respect to the subject matter hereof.

8.3 Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.4 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at Law or in equity.

8.5 Disclosure Schedule. No matter disclosed in one section of the Unidym Disclosure Schedule, shall be deemed disclosed in another section of the Unidym Disclosure Schedule, unless it is reasonably apparent on the face of the disclosure that the matter is responsive to another representation. Disclosure of a matter in a section of the Unidym Disclosure Schedule shall not affect (directly or indirectly) the interpretation of this Agreement or the scope of the disclosure obligation of Unidym under this Agreement.

8.6 Fees and Expenses. All fees and expenses incurred in connection with this Agreement including, without limitation, all expenses incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the Transactions contemplated hereby shall be the obligation of the party incurring such fees and expenses.

8.7 Successors and Assigns; Parties in Interest.

(a) This Agreement shall inure to the benefit of the parties hereto and the respective successors and assigns (if any) of the foregoing.

(b) No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of TEL.

(c) Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties any rights, interests, benefits or other remedies of any nature under or by reason of this Agreement.

8.8 Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

8.9 Governing Law; Venue.

(a) This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of California, without regard to the principles of conflict of laws.

(b) Unless otherwise explicitly provided in this Agreement, any action, claim, suit or proceeding relating to this Agreement or the enforcement of any provision of this Agreement shall be brought or otherwise commenced in any state or federal court located in the State of California (each, a “Court”). Each Party hereto (i) expressly and irrevocably consents and submits to the exclusive jurisdiction of each Court, and each appellate court located in the State of California, in connection with any such proceeding; (ii) agrees that each Court shall be deemed to be a convenient forum; (iii) agrees that service of process in any such proceeding may be made by giving notice pursuant to Section 8.1; and (iv) agrees not to assert, by way of motion, as a defense or otherwise, in any such proceeding commenced in any Court, any claim that such party is not subject personally to the jurisdiction of such Court, that such proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such Court.

(c) Notwithstanding the foregoing, any dispute between the Parties with regard to whether or not a Release Event has occurred, as described in Section 2.3 hereof, shall be submitted for expedited binding arbitration in the County of Santa Clara in the State of California under Commercial Arbitration Rules of the American Arbitration Association by one arbitrator appointed by the said rules. The decision of the arbitrator shall be final and binding upon the parties and enforceable in any court of competent jurisdiction and a copy of such decision shall be delivered immediately to Unidym and TEL. The sole question to be determined by the arbitrator shall be whether or not a Release Event has occurred. The Parties hereby agree that the costs and expenses of the arbitrator shall be paid by the non-prevailing party in the arbitration, but each Party shall pay the costs and expenses of their own attorneys.

8.10 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THE TRANSACTION AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THE TRANSACTION AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY.

8.11 Other Remedies. Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

8.12 Counterparts; Facsimile Delivery. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any signature page delivered by facsimile or electronic image transmission shall be binding to the same extent as an original signature page. Any party that delivers a signature page by facsimile or electronic image transmission shall deliver an original counterpart to any other party that requests such original counterpart.

8.13 Time of the Essence. Time is of the essence of this Agreement.

8.14 Further Assurances. In addition to the obligations required to be performed under this Agreement by Unidym and TEL, Unidym and TEL shall perform, on the Closing Date or from time to time thereafter, such other acts, and shall execute, acknowledge and/or deliver such other instruments, documents and other materials, as may be reasonably required in order to consummate the Transactions described in this Agreement.

IN WITNESS WHEREOF, each of the parties to this Agreement has executed and delivered this Agreement, or caused this Agreement to be executed and delivered by its duly authorized representative, as of the Agreement Date.

UNIDYM, INC.

By:	/s/ Mark Tilley
Name:	Mark Tilley
Its:	Chief Executive Officer

TEL VENTURE CAPITAL, INC.

By:	/s/ Mike Yamaguchi
Name:	Mike Yamaguchi
Its:	President